Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The General Partner of CVR Refining, LP

We consent to the use of our reports included herein and to the reference to our firm under the headings “Summary Historical and Unaudited Pro Forma Combined Financial and Operating Data,” “Selected Historical and Unaudited Pro Forma Combined Financial and Operating Data,” and “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

November 26, 2012